EXHIBIT 5

August 5, 2005

Edwards Lifesciences Corporation

One Edwards Way

Irvine, CA 92614

Re:	Edwards Lifesciences Corporation - Registration Statement for Offering of
1,700,000 Shares of Common Stock and Related Preferred Stock Purchase Rights

Dear Ladies and Gentlemen:

We have acted as counsel to Edwards Lifesciences Corporation, a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of (i) an additional 1,400,000 shares of the Company’s common stock, together with an equal number of related preferred stock purchase rights, issuable under the Company’s Long Term Stock Incentive Program (the “Long Term Program”) and (ii) 300,000 shares of the Company’s common stock, together with an equal number of related preferred stock purchase rights, issuable under the Company’s Nonemployee Directors Stock Incentive Program (the “Directors Program”) (collectively, the Long Term Program and the Directors Program are referred to as the “Plans”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company with respect to the establishment and amendment of the Plans and the creation of the preferred stock purchase rights.  Based on such review, we are of the opinion that, if, as and when the shares of the Company’s common stock have been issued and sold (and the consideration therefor received) pursuant to (i) the provisions of duly authorized stock purchase rights issued under the Plans and (ii) the provisions of stock option agreements duly authorized under the Plans, each in accordance with the Registration Statement, such shares, together with the related preferred stock purchase rights, will be duly authorized, legally issued, fully paid and nonassessable.

We consent to your filing this letter as Exhibit 5 to the Registration Statement. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans or the securities registered on this S-8 registration statement.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
MORGAN, LEWIS & BOCKIUS LLP